Exhibit 23


            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Reinhold Industries, Inc. of our report dated March 16, 2006, included in the 2005 Annual Report to Shareholders of Reinhold Industries, Inc.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-101589) pertaining to the Amended and Restated Reinhold Industries, Inc. Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-39925) pertaining to the Reinhold Industries, Inc. Stock Incentive Plan of our report dated March 16, 2006, with respect to the consolidated financial statements of Reinhold Industries, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2005.

Our audits also included the financial statement schedules of Reinhold Industries, Inc. listed in Item 15(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.




                          /s/ Ernst & Young LLP


Irvine, California
March 30, 2006